Exhibit l
                         LETTER OF INVESTMENT INTENT


_____________, 1985



IRI Precious Metals, Inc.
One Appletree Square
Minneapolis, Minnesota 55420

Gentlemen:


     In connection with the purchase by IRI Asset Management, Inc. ("IRI Asset Management") of _________ Common Shares (the "Shares") of IRI Precious Metals, Inc., IRI Asset Management hereby represents that it is acquiring such Shares for investment with no intention of selling or otherwise disposing or transferring the Shares or any interest in the Shares. IRI Asset Management hereby further agrees that any transfer of any of such Shares or any interest in them shall be subject to the following conditions:

     1. IRI Asset Management shall furnish you and counsel satisfactory to you prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

     2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected, IRI Asset Management shall then be entitled to transfer the Shares in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, then IRI Asset Management will not be entitled to transfer the Shares unless such Shares are registered.

     3. IRI Asset Management further agrees that all certificates representing such Shares shall contain on the face thereof the following legend:

     "The shares represented by this certificate may not be transferred  without
     (i) the opinion of counsel satisfactory to IRI Precious Metals, Inc. that such transfer may be made without registration under the Securities Act of 1933; or (ii) such registration."

     IRI Asset Management hereby authorizes you to take such other action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of the Shares, including the imposition of a requirement that any transferee of the Shares sign a letter agreement similar to this one.


                                                               Very truly yours,

                                                      IRI ASSET MANAGEMENT, INC.



                                                   By___________________________
                                                   Richard L. Guthart, President